Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, of our auditor’s report dated March 14, 2024 with respect to the consolidated financial statements of TerrAscend Corp. as at December 31, 2023 and 2022 and for each of the years in the three year period ended December 31, 2023, as included in the Annual Report on Form 10-K of TerrAscend Corp. for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

June 10, 2024

Toronto, Canada